UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2011

NCI, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51579	20-3211574
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11730 Plaza America Drive, Reston, VA 20190

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (703) 707-6900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On December 14, 2011, NCI, Inc. (“NCI” or the “Company”) issued a press release to announce that Mr. Lucas J. Narel, age 37, is joining the Company and will assume the position of the Executive Vice President, Chief Financial Officer and Treasurer beginning on January 1, 2012. Mr. Narel previously served as vice president of finance for CGI Federal, a $1.2 billion government information technology contractor and wholly-owned subsidiary of CGI Group, overseeing accounting, budgeting and financial operations, as well as the financial integration of CGI’s $1.1 billion acquisition of Stanley, Inc. in August 2010. Prior to CGI’s acquisition of Stanley, Mr. Narel was vice president and corporate controller for Stanley where he played key roles in its initial public offering in 2006, the company’s transition to a public company, and provided executive leadership on a number of strategic transactions and financings which supported growth that more than tripled the size of the company since going public. Mr. Narel holds a B.S. degree in Accounting from Virginia Polytechnic Institute and State University and a Masters degree from American University.

As is the case with the Company’s other executive officers, Mr. Narel will not be subject to an employment agreement, although he will enter into an Executive Change in Control and Severance Agreement, which will provide for certain payments to be made upon a change in control and termination. Mr. Narel will initially receive a salary of $280,000 per year and will be eligible for an annual cash bonus for 2012 performance, the amount of which will be dependent upon the achievement of certain target performance goals to be established by the Company’s Compensation Committee. The bonus amount at target will be 75% of base salary ($210,000) for 2012.

Mr. Narel will receive an option award of 30,000 options to purchase NCI stock at the fair market value on the date of grant and a grant of 20,000 restricted shares of stock. The grants will be issued in accordance with our policy. Both grants vest in four equal annual installments beginning on the date of grant.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release dated December 14, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCI, Inc.

Date: December 15, 2011	By:	/s/ Brian J. Clark
Brian J. Clark
Executive Vice President, Chief Financial Officer and Treasurer